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                                  EXHIBIT 10.20
                                 FIRST AMENDMENT
                                TO LOAN AGREEMENT


This Amendment Agreement to Loan Agreement (this "Agreement") dated this 5th day of November , 1996, by and between Diodes Incorporated, a Delaware Corporation ("Borrower") and Union Bank of California, N.A. ("Bank").

Whereas, Borrower and Bank have previously entered into that certain Loan Agreement, dated August 8, 1996, ("The Loan Agreement"), pursuant to which Bank has agreed to make certain loans and advances to Borrower;

Whereas, Borrower has requested that Bank agree to amend certain provisions contained in the Loan Agreement; and

Whereas, Borrower and Bank have agreed and intend to hereby amend the Loan Agreement.

Now, therefore, the parties hereby agree as follows:

       1. Section 1.2 shall remain in its entirety and a new paragraph shall be added as follows:

Diodes has requested permission to pay down their $8,000, 000 term note to $5,000,000; under the $9,500,000 term facility. A new note will be issued evidencing the $5,000,000 term note with the same terms and conditions, other than the amortization will be $83,333.33 on the 28th day of each month, commencing February 28, 1997. The availability under this note shall be reduced on the same day and in the same amount as each scheduled principal payment. Diodes will have $4,500,000 available on the $9,500,000 term facility under the terms and conditions set forth in section 1.2.

         2. Except as modified hereby, the Loan Agreement shall remain otherwise unchanged and in full force and effect and this agreement shall be effective from the date hereof and shall have no retroactive effect whatsoever.

In Witness Whereof, Borrower has executed and delivered this agreement.

"Borrower"
Diodes Incorporated


By: /s/ Joseph Liu
    Joseph Liu, CFO





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